GROSVENOR CONTINUOUSLY OFFERED CLOSED-END REGISTERED FUNDS

FORM OF DEALER AGREEMENT

This agreement (this “Agreement”) is delivered in connection with the offering of limited liability company interests (“Shares”) in each of the funds listed on Schedule 1 hereto (each a “Fund” and collectively the “Funds”), each of which is a Delaware limited liability company operating as a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

Grosvenor Capital Management, L.P., an Illinois limited partnership (the “Adviser”), provides management services to the Funds, which pursue their investment objectives by investing in Grosvenor Registered Multi-Strategy Master Fund, LLC, a Delaware limited liability company, which is managed by the Adviser and invests its assets primarily in private investment funds (“Portfolio Funds”) advised by alternative asset managers (“Investment Managers”) pursuing an array of hedge fund strategies.

The Fund has entered into a distribution agreement (the “Distribution Agreement”) with Grosvenor Securities, LLC (the “Distributor”), a Delaware limited liability company and an affiliate of the Adviser, whereby the Distributor acts as the primary distributor for the Shares and may retain broker-dealers to act as its non-exclusive agent in connection with the offering of Shares. The Fund has also entered into a member services agreement (the “Member Services Agreement”) with the Adviser whereby the Adviser will provide (or arrange for the provision of) certain account maintenance and other ongoing services to members of the Fund (“Members”) and whereby the Adviser is authorized to retain other intermediaries to provide such services to Members of the Fund.

The Distributor hereby appoints                     , acting directly or through its affiliates, as a non-exclusive selling agent (the “Selling Agent”) to use reasonable efforts to solicit investors in the Shares (subject to the terms of this Agreement and the Selling Agent’s good faith judgment) and to perform such other services in accordance with the provisions set forth herein. The Selling Agent hereby accepts such appointment and agrees to render such services and to assume the obligations set forth herein, on the terms and conditions set forth herein, for the compensation provided for on Schedule 1 attached hereto. The Fund, the Adviser, the Distributor and the Selling Agent each further agree, and hereby make the representations as set forth below which shall govern all offers and sales of the Shares made by the Selling Agent.

Section 1.    Representations and Warranties of the Distributor, the Adviser and the Fund

The Distributor and the Adviser, jointly and severally, and each Fund individually and not jointly and severally, represent and warrant to the Selling Agent as of the date hereof and as of each time (a “Closing Time”) that Shares are sold hereunder, as follows:

(a)	Each Fund is registered as an investment company under the 1940 Act and meets the requirements for use of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act, and the rules and regulations of the Securities and Exchange Commission (“SEC”) under each such Act relating to Form N-2 (or of such successor form as the SEC may adopt). Each Fund has filed with the SEC a Registration Statement on Form N-2 pursuant to Section 8(b) of the 1940 Act and is duly registered as a closed-end management investment company. The Prospectus conforms, and any further amendments or supplements to the Registration Statement or Prospectus will conform, in all material respects with the Securities Act and 1940 Act and the rules and regulations thereunder. As used in this Agreement, (i) “Registration Statement” shall mean any registration statement under the 1940 Act and Securities Act on Form N-2 relating to the Shares, including all exhibits thereto as of the Effective Date of the most recent post-effective amendment thereto; (ii) “Effective Date” shall mean the most recent date that the Registration Statement or any post-effective amendment thereto becomes effective; and (iii) “Prospectus” shall mean any prospectus (including any statement of additional information) relating to the Shares, filed with the SEC pursuant to Rule 497 under the Securities Act or, if no filing pursuant to Rule 497 is required, the form of final prospectus (including any statement of additional information) relating thereto included in any Registration Statement, in each case together with any amendments or supplements thereto.

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(b)	Upon notice from the Selling Agent, (iv) the Fund shall (or the Distributor or the Adviser shall cause the Fund to) inform the Selling Agent of the states and other jurisdictions of the United States with respect to which the Fund has been advised by counsel to the Fund and/or the administrator of the Fund, that the Shares being offered (x) are qualified for offer and/or sale under, (y) are exempt from the requirements of, or (z) require pre-offer notification or filings under, the securities laws of such states or jurisdictions, and (v) the Fund shall (or the Distributor or the Adviser shall cause the Fund to) provide such advice as to the status of the Shares (i.e., whether the Shares are registered, qualified or exempt) under the securities laws of any state or other jurisdiction of the United States designated by the Selling Agent. The applicable Fund will maintain such qualifications as long as may be reasonably requested by the Selling Agent; provided, that the Fund shall notify the Selling Agent promptly in the event that any such qualifications cease to be available.

(c)	The Adviser shall update or cause each Fund to update the Registration Statement and the Prospectus, as well as all of the sales materials approved for use on behalf of the Fund (“Sales Materials”) relating to the Shares (the Registration Statement, the Prospectus and the Sales Materials, as the same may be amended or supplemented, are referred to herein collectively as the “Offering Materials”) annually or otherwise as necessary to comply with applicable laws and regulations and this Agreement. Each Fund will provide copies of any such updated Offering Materials on or prior to its applicable effective date, and will cooperate with the Selling Agent in connection with the distribution of such materials.

(d)	In connection with subscriptions by investors in a Fund whose Shares are held in accounts at the Selling Agent or an affiliate thereof (regardless of origin of such account or its record or beneficial owner) (each, a “Customer Member”), the Fund shall use a form of Investor Purchase Application that is compatible with the Selling Agent’s records reconciliation requirements as described to the Fund by the Selling Agent with an Investor Purchase Application signature page attached hereto as Schedule 2, and such form may be amended from time to time as mutually agreed by the parties hereto.

(e)	Each Fund has been duly formed and is validly existing under the laws of its jurisdiction of formation with power and authority to conduct its business as described in the Registration Statement and the Prospectus, and to offer and sell the Shares as contemplated by the Registration Statement, the Prospectus and this Agreement. Each Fund is duly qualified to transact business, is in good standing, and at each Closing Time will be in good standing, in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, of the Fund, or the earnings, business affairs or business prospects of the Fund.

(f)	All of the issued and outstanding Shares of each Fund have been duly authorized and validly issued and are non-assessable limited liability company interests; the Shares to be issued as contemplated by this Agreement have been authorized by requisite action on the part of the Fund and its Board of Directors (the “Fund Board”) and, when issued and delivered against payment in accordance with the provisions of the relevant subscription documents, will be validly issued, non-assessable limited liability company interests; and the issuance of the Shares by each Fund is not subject to preemptive rights. The Fund does not have any outstanding options to purchase or any rights or warrants to subscribe for, or any securities or obligations convertible into, any Shares.

(g)

Each Fund is not in material violation of its organizational documents or in material default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, fiscal agency agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its assets is subject; the execution, delivery and performance by the Fund of, and compliance with, the Distribution Agreement, the Member Services Agreement, the Fund’s management agreement, the Fund’s limited liability company operating agreement, the custody agreement, administration agreement, the transfer agency agreement and other related agreements and constituent documents (collectively, the “Operative Documents”), in each case to which it is a party, and the consummation by the Fund of the transactions contemplated herein and therein will not conflict with, or result in a material breach of any of the terms or provisions of, or constitute, with or without

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the giving of a notice or lapse of time or both, a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Fund pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any material obligation under, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Fund is a party or by which it may be bound or to which any of the property or assets of the Fund is subject, nor will such action result in any violation of or conflict with the terms or provisions of the Operative Documents of the Fund, or to the best knowledge of the Fund, or any law, order, judgment, decree, rule or regulation applicable to the Fund; and no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange or securities or futures association is required for the consummation by the Fund of the transactions contemplated by this Agreement (except such filings as may be required under the Securities Act or state securities or Blue Sky laws, which will be timely filed) or the Fund’s Operative Documents.

(h)	At each date of issue as well as at each Closing Time, the Offering Materials did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and are otherwise in compliance with applicable laws.

(i)	Since the Effective Date of the Registration Statement and the Prospectus, except as otherwise disclosed therein, there has been no material adverse change in the condition, financial or otherwise, business affairs or business prospects of each Fund and, to the knowledge of each Fund, the Distributor and the Adviser, there is no action, suit or proceeding before or by any court or governmental agency or body, U.S. or non-U.S., now pending, or, to each knowledge of the Fund, threatened against or affecting the Fund, the Adviser, the Distributor or any of their respective shareholders, members, principal stockholders or officers or directors, as the case may be, which adverse change, action, suit or proceeding is likely to impair or adversely affect in any material respect the ability of the Fund, the Adviser or the Distributor to conduct its business as described in the Registration Statement and the Prospectus to perform their respective obligations under any Operative Document, or, in the case of the Fund, to sell its Shares.

(j)	This Agreement and the Operative Documents have been duly authorized by all requisite action on the part of the applicable Fund and such Fund’s Board in compliance with applicable law, including, without limitation, the 1940 Act, and have been executed and delivered by the Fund. Assuming due authorization, execution and delivery by the other parties thereto with respect to the Operative Documents, each such Operative Document constitutes a valid and legally binding agreement of the Fund, enforceable against the Fund in accordance with its terms, except as the same may be subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (iii) an implied covenant of good faith and fair dealing. The Fund shall notify the Selling Agent of any amendments to the Operative Documents.

(k)	Any offering of Shares made or to be made within the United States was or will be made, as applicable, in compliance with U.S. federal and state securities and commodities laws, and any offering of Shares made or to be made outside the U.S. was or will be made, as applicable, in compliance with local laws.

(l)	Any certificate signed by any executive officer of each Fund and delivered to the Selling Agent or to counsel for the Selling Agent shall be deemed a representation and warranty by such Fund to the Selling Agent as to the matters covered thereby.

(m)	The Distributor, the Adviser and each Fund shall promptly inform the Selling Agent in the event that any of them has reason to believe that any of the representations and warranties made in this Agreement by the Distributor, the Adviser or the Fund are no longer true and accurate in all material respects.

(n)	The sale of Shares by broker-dealers is governed by [NASD Rule 2830] of the Financial Industry Regulatory Authority, Inc. (“FINRA”) [and is not subject to the compensation provisions of FINRA Rule 5110].

(o)	Except as disclosed in the Registration Statement, a majority of the directors are not “interested persons” (as defined in the 1940 Act) of the Fund or “affiliated persons” (as defined in the 1940 Act) of the Selling Agent.

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(p)	(i) The directors and officers/errors and omissions insurance policy and the fidelity bond required by Rule 17g-1 of the 1940 Act Rules and Regulations, in each case applicable to a Fund, are in full force and effect; (ii) the Fund is in compliance with the terms of such policy and fidelity bond in all material respects; (iii) there are no claims by the Fund under any such policy or fidelity bond; (iv) the Fund has not been refused any insurance coverage sought or applied for; and (v) the Fund has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that (x) would not have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions herein contemplated or (y) would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Fund, whether or not arising from transactions in the ordinary course of business.

Section 2.    Representations and Warranties of the Distributor and Adviser

The Distributor and Adviser, jointly and severally, represent and warrant to the Selling Agent as of the date hereof and as of each Closing Time as follows:

(a)	The Distributor is a broker-dealer licensed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the laws of the jurisdictions designated to it as determined by the Fund for offer and sale of the Shares, is a member in good standing of FINRA, and otherwise has all necessary registrations and qualifications to perform its duties and obligations hereunder.

(b)	The Distributor and Adviser shall comply with all applicable laws, rules and regulations in carrying out its duties hereunder and under the Distribution Agreement and Advisory Agreement, as applicable.

(c)	Each of the Distributor and the Adviser, as applicable, has been duly formed, is validly existing and in good standing under the laws of the jurisdiction of its formation with power and authority to conduct its business as described in its organizational documents. Subject as aforesaid, (i) each of the Distributor and the Adviser has and shall maintain all licenses and registrations necessary under applicable laws and regulations to provide the services required to be provided hereunder and (ii) each of the Distributor and the Adviser, as applicable, has been duly licensed or qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect on the ability of the Distributor or the Adviser, as applicable, to perform its obligations as described in the Offering Materials. There does not exist any proceeding and neither the Distributor nor the Adviser is aware of any facts or circumstances the existence of which could lead to any proceeding which might adversely affect any such licenses and registrations.

(d)

Each of this Agreement and the Operative Documents to which it is a party (“Operative Agreements”) has been duly authorized, executed and delivered by or on behalf of the Distributor and the Adviser and constitutes valid and legally binding obligations of the Distributor and the Adviser, as applicable, enforceable against the Distributor or the Adviser in accordance with their terms, except as the same may be subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (iii) any implied covenant of good faith and fair dealing; and the execution, delivery and performance by the Distributor or the Adviser of and compliance with this Agreement and the execution and delivery and performance by the Distributor or the Adviser of and compliance with each Operative Agreement, and the consummation by the Distributor and the Adviser of the transactions contemplated hereunder or thereunder, will not conflict with, or result in a breach of any of the terms or provisions of, or constitute, with or without the giving of notice or lapse of time or both, a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Distributor or the Adviser pursuant to, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Distributor or the Adviser is a party or by which it may be bound or to which any of the property or assets of the Distributor or the Adviser is subject, nor will such action result in any violation of or conflict with the terms or provisions of the other organizational documents of the Distributor or the Adviser, any law, order,

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judgment, decree, rule or regulation applicable to the Distributor or the Adviser; and no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental authority or agency, national securities exchange, securities or futures association is required for the consummation by the Distributor or the Adviser of the transactions contemplated by this Agreement or each Operative Agreement (except such filings as may be required under the Securities Act or state securities laws, which will be timely filed).

(e)	The Distributor and the Adviser have the financial resources necessary for the performance of their obligations as contemplated herein and in the Registration Statement and Prospectus.

(f)	Neither the Distributor nor the Adviser, as applicable, is in default under any material agreement, indenture or instrument or in breach or violation of any judgment, decree, order, rule or regulation applicable to it of any court or governmental or self-regulatory agency or body with jurisdiction over it, the effect of which might impair or adversely affect in any material respect the ability of the Distributor or the Adviser to function or perform its obligations under any Operative Agreement or to perform its obligations as contemplated in the Registration Statement and Prospectus.

(g)	Since the Effective Date of the Registration Statement and the Prospectus, there has been no material adverse change, except as otherwise disclosed therein, in the condition, financial or otherwise, business affairs or business prospects of the Distributor or the Adviser, as applicable, and, except as disclosed in the Registration Statement and the Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Distributor or the Adviser, threatened against or affecting the Distributor or the Adviser or any of their members or officers, which adverse change, action, suit or proceeding is expected to impair or adversely affect in any material respect the ability of the Distributor or the Adviser to function or perform its obligations under any Operative Agreement as contemplated in the Registration Statement and the Prospectus.

(h)	The Adviser is currently registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has any and all required state securities and commodities registrations to carry out its obligations under this Agreement and the Operative Agreements.

(i)	Unless exempted or excluded from registration, the Adviser is registered with the Commodities Futures Trading Commission (the “CFTC”) as a commodity pool operator and commodity trading advisor and is a member of the U.S. National Futures Association (“NFA”) and each of its principals and associated persons (as defined in the U.S. Commodity Exchange Act and regulations thereunder) is registered with the CFTC as such.

(j)	Unless required by law or regulatory change, none of the Distributor, the Adviser, or any of their respective agents will engage in any transaction which would cause the Funds or the offering of the Shares (whether by the Selling Agent in accordance with this Agreement, the Distributor, the Adviser or any of their respective agents other than the Selling Agent) to be required to register with any government body (other than those specified in Section 1(a) and Section 1(b) of this Agreement).

(k)	Any certificate required by this Agreement and signed by any executive officer of the Distributor or the Adviser and delivered to the Selling Agent or to counsel for the Selling Agent shall be deemed a representation and warranty by the Distributor or the Adviser, as applicable, to the Selling Agent as to the matters covered thereby.

(l)	The Distributor and the Adviser shall promptly inform the Selling Agent in the event that either of them has reason to believe that any of the representations and warranties made in this Agreement by the Distributor or the Adviser are no longer true and accurate in all material respects.

(m)	At each date of issue as well as at each Closing Time, the Offering Materials did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

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Section 3.    Representations, Warranties and Agreements of the Selling Agent

The Selling Agent represents and warrants to, and agrees with, the Adviser, the Distributor and the Fund:

(a)	The Selling Agent will not make any representations regarding the Distributor, the Adviser, or the Fund in the course of marketing the Shares which are materially inconsistent with the disclosures made in the Offering Materials; provided, that inconsistencies of an immaterial nature (i.e., those which a reasonable investor would not consider important in determining whether to purchase Shares in the Fund except representations that are directly contrary to a statement in the Prospectus) shall not be considered to be in breach of the foregoing representation. The Selling Agent will not distribute any sales materials in the course of marketing the Shares other than the Offering Materials. For the avoidance of doubt, the Offering Materials include Sales Materials created by the Selling Agent and approved in writing by the Distributor. The Selling Agent shall be responsible for obtaining the approval from FINRA or any other regulatory agency of the Sales Material used by the Selling Agent if such approval is required.

(b)	The Selling Agent will comply with all applicable laws in marketing the Shares.

(c)	The Selling Agent has policies, procedures and internal controls in place that are reasonably designed to comply with the PATRIOT Act, including a customer identification program, and the regulations administered by OFAC. The Selling Agent will use reasonable efforts to cooperate with the Fund (or its agent) in assuring compliance with applicable anti-money laundering and anti-terrorism laws, rules and regulations, to the extent permitted by applicable law.

(d)	Without limiting the generality of Section 28, the Selling Agent will not disclose or otherwise use (except to its affiliates in connection with (x) its internal due diligence process, (y) the performance of any services to be provided hereunder, or (z) the Selling Agent’s ongoing consideration of the merits of the Fund as an investment option for the benefit of its clients) confidential or proprietary information regarding (i) the Distributor, the Adviser, its affiliates, the Funds or any of their owners, officers, directors, employees or investors, or (ii) without the Adviser’s written consent, the Adviser’s trading methods or strategies or the identities of the Portfolio Funds or Investment Managers (except that (1) disclosure, including such Portfolio Fund or Investment Manager information, will be permitted if the information is otherwise publicly available, and consistent with the Funds’ policy on selective disclosure, or conforms to substantially similar disclosures included in sales materials approved in writing by the Distributor and (2) disclosures may be made as required by applicable law or governmental order). At any time as the Adviser or a Fund may request, the Selling Agent agrees not to use or further disclose such information to others unless required to do so by law or governmental order; provided that the Selling Agent shall notify the Adviser promptly upon receipt of a request to disclose any such information to a governmental agency or self-regulatory organization in connection with an inquiry, investigation or proceeding.

(e)	(i) The Selling Agent is not subject to an SEC order under Section 203(f) of the Advisers Act; (ii) the Selling Agent has not been convicted within the previous ten years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act; (iii) except in the case of certain orders with respect to which the Selling Agent has received no-action assurance, or may otherwise rely upon certain generic no-action assurance, from the staff of the Division of Investment Management of the SEC (the “Staff”) permitting it to receive a cash fee for the solicitation of advisory clients in accordance with Rule 206(4)-3 under the Advisers Act, the Selling Agent has not otherwise been found by the SEC to have engaged, or have been convicted of engaging, in any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; and (iv) except for certain orders and judgments with respect to which the Selling Agent has received no-action assurance, or may otherwise rely upon certain generic no-action assurance, from the Staff permitting it to receive a cash fee for the solicitation of advisory clients in accordance with Rule 206(4)-3 under the Advisers Act, the Selling Agent is not otherwise subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act.

(f)	The Selling Agent is duly registered as a broker-dealer pursuant to the Exchange Act and is a member in good standing of FINRA.

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(g)	The Selling Agent will conduct its activities in accordance with (i) the terms and conditions set forth in the Offering Materials, in each case as may be amended from time to time and (ii) the terms of this Agreement.

(h)	Upon the reasonable request of the Adviser, the Selling Agent will, as soon as reasonably practicable, provide the Adviser with a list of current Customer Members who purchased Shares through the Selling Agent but are no longer enrolled in a Managed Account Program (as defined below).

Section 4.    Offering and Sale of Shares; Communications with Customer Members

(a)	The Selling Agent is hereby appointed by the Distributor as a non-exclusive Selling Agent for an indefinite period of time (the “Offering Period”) for the purpose of finding acceptable subscribers that the Selling Agent reasonably believes, based upon the information provided in the applicable Investor Purchase Applications, are eligible to subscribe for Shares.

(b)	The Selling Agent may distribute Offering Materials, including the Registration Statement and the Prospectus, to potential investors and to customers who have an account with the Selling Agent or its Affiliates that may not be pre-qualified as eligible to invest in the Funds; provided, that the Selling Agent shall obtain representations from each customer as to its eligibility to invest in the Funds as set forth in the Prospectus in connection with such customer’s purchase of Shares. The Distributor will provide, or cause to be provided, all Offering Materials to be given by the Selling Agent to such investors and customers.

(c)	The Selling Agent agrees to provide each prospective investor with the Offering Materials for the Fund. The Fund, the Distributor, the Adviser or the Fund’s transfer agent or administrator will send other communications to Customer Members, as follows:

(i)	Any communications (including but not limited to: (1) communications concerning changes in the terms of the Fund or any material events related to the Fund and (2) requests that Customer Members take or refrain from taking action) shall be sent electronically in draft form, five (5) business days, if practicable, before delivery to Customer Members, to one or more of the persons listed on Schedule 3 to this Agreement (each such person, an “Authorized Business Agent”), as directed by the Selling Agent. The Fund, the Distributor, the Adviser or the Fund’s transfer agent or administrator shall send the final version of the communication to the Selling Agent electronically, no later than the time it is sent to Customer Members.

(ii)	In the event that it is impossible, because of applicable law or regulation, for a Fund, the Distributor or the Adviser to provide a draft of the communications described in Section 4(c)(i) to the Selling Agent five (5) business days before, the Fund, the Distributor, the Adviser or the Fund’s transfer agent or administrator shall provide the draft communication as early as possible before. If for any other reason it is impracticable for the Fund, the Distributor, the Adviser or the Fund’s transfer agent or administrator to provide a draft of the communications described in Section 4(c)(i) to the Selling Agent, the Selling Agent will, upon receipt of notice from the Fund, the Distributor, the Adviser or the Fund’s transfer agent or administrator agree to a shorter period upon good cause shown.

(iii)	The Selling Agent shall not disseminate draft communications described in Section 4(c)(i) or non-public information contained in such draft communications to Customer Members prior to the delivery of the final version of such communications by a Fund, the Distributor, the Adviser or the Fund’s transfer agent or administrator.

(d)

Notwithstanding the foregoing, a Fund, the Distributor, the Adviser or the Fund’s transfer agent or administrator will, with advance written notice to the Selling Agent (where legally permissible), distribute the following materials to Customer Members (together with electronic copies to the Selling Agent): (i) tender offer documents; (ii) the Fund’s Registration Statement and supplements thereto; (iii) performance reports; (iv) account statements; (v) Fund financial statements and investor letters; (vi) Fund commentary, as approved by the Selling Agent through its standard marketing approval processes should such commentary

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be deemed Sales Materials; and (vii) tax documentation. It shall be the responsibility of the Distributor, the Adviser or the Fund to distribute (or cause to be distributed) any required updates, including the above-referenced information, directly to the Customer Members.

(e)	It is understood that the Selling Agent has no commitment with regard to the sale of the Shares other than to use reasonable efforts and its good faith judgment in soliciting investments in the Shares. It is understood that the Selling Agent’s agreement to use reasonable efforts to find subscribers for Shares shall not prevent the Selling Agent from acting as a selling agent or underwriter for the securities of other issuers, which may be offered or sold during the term hereof.

(f)	The Selling Agent shall be under no obligation to continue to market the Shares if, in its sole judgment, it believes that doing so would be impracticable, uneconomical or inappropriate, in view of such considerations as it may feel relevant.

(g)	If and when made available by a Fund, it is understood that the Selling Agent intends to offer and sell certain classes of Shares denoted in Schedule 1 to customers who subscribe for and hold such Shares through accounts for Selling Agent or other managed account programs sponsored by the Selling Agent or its affiliates (“Managed Account Program”) that are subject to an asset-based program fee (“Managed Account”).

(h)	In addition to the Selling Agent’s distribution activities and other obligations set forth herein, the Selling Agent shall perform the following services:

(i)	assisting prospective Customer Members regarding their investment decisions with respect to the Fund;

(ii)	providing other Customer Member relations services, such as responding to Customer Member inquiries relating to the Fund; and

(iii)	providing such other services as the Distributor, the Adviser and the Selling Agent shall agree upon from time to time.

(i)	While the Funds, the Adviser and the Distributor have permitted the Selling Agent to obtain information concerning the strategy types, backgrounds, histories and identities (among other things) of the Portfolio Funds and Investment Managers as part of the Selling Agent’s due diligence process, the Funds, the Adviser and the Distributor acknowledge and agree that none of the Selling Agent, any of their respective affiliates or any owner, officer, employee or representative of the foregoing in their capacity as such (collectively, “Selling Agent Parties”) has any responsibility for (among other things) the Shares, the Funds or the performance of an investment in the Shares, including, without limitation, any responsibility for the sponsorship or management of the Funds, the business terms of the Funds, the selection of the Portfolio Funds and Investment Managers, the allocation of the Funds’ assets among the Portfolio Funds, or the performance of or disclosures concerning the Funds.

(j)	No sale of Shares to any one investor will be for less than the minimum denominations as may be specified in the Prospectus or as otherwise approved by the Board of Directors of the applicable Fund.

(k)	No offer or sale of any Shares shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such Shares have not been registered or qualified for offer and sale under applicable state securities laws unless such Shares are exempt from the registration or qualification requirements of such laws.

(l)	Each Fund shall have the right, in its sole discretion, to approve or reject any prospective investor to whom the Selling Agent proposes to distribute the Offering Materials and, the Fund shall have the right, in its sole discretion to approve or reject each such investors before any Shares are sold.

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Section 5.    Covenants of the Distributor, the Adviser and the Funds

Each of the Distributor, the Adviser and each Fund, individually and not jointly, hereby covenant as follows:

(a)	The Distributor, the Adviser and each Fund will deliver, or cause to be delivered, to the Selling Agent, or the Selling Agent’s designated distribution center, as promptly as practicable such number of copies of the Offering Materials (as the same may be amended or supplemented) as the Selling Agent may reasonably request in writing, such delivery at the expense of the Distributor, the Adviser and each Fund as set forth in Section 8 of this Agreement.

(b)	If any event relating to or affecting a Fund, the Distributor or the Adviser occurs as a result of which the Fund, the Distributor or the Adviser believes that it has become necessary to amend or supplement the Offering Materials so that they do not contain a material misstatement or omission, the Distributor, the Adviser or the Fund will so inform the Selling Agent and will prepare and furnish to the Selling Agent a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Offering Materials which will amend or supplement the Offering Materials so that as so amended or supplemented the Distributor, the Adviser and the Fund have reason to believe that such Offering Materials do not contain any material misstatement or omission.

(c)	The Distributor, the Adviser and each Fund will use reasonable efforts to cooperate in the Selling Agent’s ongoing due diligence process, to the extent consistent with the Distributor’s, the Adviser’s or each Fund’s customary confidentiality policies and as supplemented by the terms set forth in Section 7(f). All costs and expenses incurred by the Selling Agent in connection with its due diligence process shall be borne be the Selling Agent, and the Selling Agent shall reimburse the Distributor, the Adviser or the Fund for any such cost and expense incurred by either of them upon receipt of an invoice therefor.

(d)	The Distributor, the Adviser and each Fund will ensure that the applicable Fund complies with all applicable anti-money laundering and anti-terrorism laws and regulations, and to the extent permitted by applicable laws and regulations, shall cooperate with the Selling Agent in order to ensure the Selling Agent’s compliance with applicable anti-money laundering and anti-terrorism laws and regulations in respect of the Selling Agent’s obligations under Section 3(c).

(e)	The Distributor, the Adviser and each Fund shall use best efforts to ensure that the representations and warranties made herein by the applicable Fund remain true and accurate in all material respects, and shall promptly inform the Selling Agent in the event that the Distributor, the Adviser or the Fund has any reason to believe that any such representation or warranty is no longer true and accurate in all material respects.

(f)	Subject to Section 4(l), each Fund shall accept new subscriptions by investors and make repurchase offers available to investors as set forth in the Fund’s Offering Materials.

(g)	Each Fund will provide net asset values to the Selling Agent on a monthly basis.

(h)	The Adviser will maintain and will provide financial information relating to each Fund to the Selling Agent on a unitized basis.

(i)	The Distributor, the Adviser and each Fund will use commercially reasonable efforts to provide the Selling Agent with monthly performance estimates (net of accrued advisory compensation, if any) by the 8th business day of the following month, monthly net asset value reports by the twentieth (20th) day of the following month, quarterly performance reviews by the forty-fifth (45th) day of the month following a quarter-end, and each Fund will provide annual performance reports, as well as other appropriate communications reasonably requested by the Selling Agent, and the Distributor, the Adviser and the applicable Fund will cooperate with reasonable requests from the Selling Agent regarding the form, content or timing of such estimates, summaries, reviews, reports and communications.

(j)

[The parties acknowledge that, as of the date hereof, the maximum amount of all items of compensation payable to the Selling Agent hereunder shall not exceed 6.25% of the total gross sales of the Fund, in accordance with NASD Rule 2830. If at any time the aggregate asset-based, front-end and deferred sales charges (as such terms are used in NASD Rule 2830) described in the Prospectus, if any, exceed 4% of total

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 9 of 22

gross sales (as such terms are used in NASD Rule 2830) of Shares, the Distributor, the Adviser and the Fund shall provide the Selling Agent with a report within [five (5)] business days of each calendar month-end (which report shall be held as confidential information by the Selling Agent) stating the current sales charge percentage as of such month-end. The Distributor, the Adviser and each Fund shall notify the Selling Agent promptly if at any time the aggregate asset-based, front-end and deferred sales charges exceed 5.625% of total new gross sales of Shares (or, as applicable, 90% of any limitation on aggregate asset-based, front-end and deferred sales charges imposed by FINRA under NASD Rule 2830 or any successor regulation to NASD Rule 2830 applicable to the Fund). The Adviser will notify the Selling Agent as soon as practicable in the event that it determines that the Fund becomes subject to the compensation provisions of FINRA Rule 5110.]

(k)	The Adviser agrees to advise the Selling Agent promptly in writing of: (i) any material correspondence or other communication by the SEC or its staff (excluding routine comment letters and correspondence relating thereto) relating to or otherwise impacting the sale and offering of Shares of a Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus of the Fund; (ii) the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement of a Fund then in effect or the initiation of any proceeding for that purpose; (iii) the happening of any event which makes untrue any statement of a material fact made in the Prospectus of a Fund or which requires the making of a change in such Prospectus in order to make the statements therein not misleading; (iv) all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus of such Fund which may from time to time be filed with the SEC; (v) a Fund’s determination to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise; and (vi) the commencement of any litigation or proceedings against a Fund, the Adviser or the Distributor, or any of their respective officers or directors, in connection with the issue and sale of any of its Shares.

(l)	The Adviser and the Distributor each acknowledge that, during the term of this Agreement, it may have access to confidential or proprietary information of the Selling Agent, including information relating to the Selling Agent’s systems, procedures, manuals, products, contracts, personnel, and clients, and that it will not disclose (or, except in the course of providing services hereunder, otherwise use for its benefit or otherwise, including, without limitation, in connection with any client solicitation) confidential or proprietary information regarding the Selling Agent without the Selling Agent’s written consent (except as required by applicable law, governmental order or pursuant to the request of a governmental entity or self-regulatory organization).

(m)	As of the date hereof, the Adviser has provided the Selling Agent with a list of each Affiliated Person (as defined in the 1940 Act), promoter and principal underwriter of the Fund (first-tier affiliates), as well as each of their respective Affiliated Persons (second-tier affiliates) and, upon the request of the Selling Agent, shall promptly notify the Selling Agent in the event of any changes thereto.

Section 6.    Subscription and Repurchase Offer Procedures

(a)	The Distributor, the Adviser and each Fund agree to accept all purchase orders of the Fund pursuant to any deadline (“Subscription Deadline”) listed in the Offering Materials or as may be agreed to from time to time with the Selling Agent, provided that, each Fund has complete discretion to reject any such investments. Client accounts will be debited and funds will be wired to the applicable Fund at least two (2) business days prior to the first business day of each month.

(b)	Notwithstanding anything in the Offering Materials to the contrary, any Customer Members will be required to submit repurchase requests to the Selling Agent by the applicable repurchase offer deadline for the applicable Fund and the Selling Agent will notify the applicable Fund of such repurchase requests within two (2) calendar days thereafter. With regard to such notification by the Selling Agent to the applicable Fund of such repurchase requests, the Selling Agent represents and warrants that the Selling Agent will have received any and all such repurchase requests prior to the applicable tender offer deadline, and will under no circumstances submit to the Fund any repurchase requests received by the Selling Agent after the applicable tender offer deadline without the prior written consent of the Adviser.

(c)

In connection with a Customer Member investing in the Fund through a Managed Account Program, if the Selling Agent notifies the Adviser (each such notice, a “Managed Account Notice”) that (i) such Customer

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 10 of 22

Member is no longer qualified to participate in a Managed Account Program through which it may invest in Shares, (ii) such Customer Member has purchased, or attempted to purchase, Shares other than through an eligible Managed Account in violation of the representations and covenants in such Customer Member’s Investor Purchase Application, or (iii) such Customer Member’s Managed Account has been terminated, then the Adviser and/or the Fund agrees to use reasonable efforts to notify the Fund’s administrator that such Customer Member is not permitted to make any additional investments in the Fund. The Selling Agent agrees that the delivery by the Selling Agent of a Managed Account Notice shall be deemed to constitute a representation and warranty by the Selling Agent that all information contained in such Managed Account Notice is true and correct as of the date thereof. The Selling Agent acknowledges that the Adviser and the Fund will rely upon the information set forth in the Managed Account Notice.

Section 7.    Covenants of the Adviser and the Distributor

Each of the Adviser and the Distributor covenants as of the date of this Agreement and as of each Closing Time, as follows:

(a)	Neither the Adviser nor the Distributor will cause, directly or indirectly, a Fund to breach any of their covenants, representations or warranties as set forth herein.

(b)	The Adviser and the Distributor will promptly notify the Selling Agent if the Adviser or the Distributor has reason to believe that any Offering Materials contain a material misstatement or omission, or of the occurrence of any event or of any change in circumstances which result in the Prospectus not including all required information relating to the Distributor or the Adviser to be included therein.

(c)	As further set forth below, the Distributor and the Adviser will participate in presentations to prospective investors regarding the Shares and the Funds to the extent that the Selling Agent may reasonably request. In the Distributor’s and the Adviser’s contact with prospective investors introduced by the Selling Agent and Financial Advisors of the Selling Agent, no Sales Materials shall be used by the Distributor or the Adviser that have not been pre-approved by the Selling Agent through its standard marketing approval processes. Additionally, the Distributor and the Adviser shall not, in their discussions in such presentations with prospective investors introduced by, and Financial Advisors of, the Selling Agent, discuss any other products or services except those for which the Selling Agent or its affiliates have been appointed to distribute interests.

(d)	The Distributor and the Adviser shall cooperate with the Selling Agent to include (i) appropriate revenue sharing language in the Offering Materials indicating the fact that the Adviser currently compensates selling agents from its own resources in connection with the sale of Shares and the servicing of investors and (ii) such disclaimer language in the Offering Materials as the Selling Agent may reasonably request. Except as required by applicable law, the Prospectus shall contain no statements regarding the Selling Agent without the express prior written consent of the Selling Agent.

(e)	The Adviser and the Distributor shall use best efforts to ensure that the representations and warranties made herein by the Adviser and the Distributor remain true and accurate in all material respects, and shall promptly inform the Selling Agent in the event that the Adviser or the Distributor has reason to believe that any such representation or warranty is no longer true and accurate in all material respects.

(f)	Notwithstanding anything in Section 5 of this Agreement of this Agreement, the Adviser shall provide the following support to the Selling Agent:

(i)	Investment Team Support—The Adviser shall make available to the Selling Agent appropriate personnel to participate in:

(1)	At least one initial “launch call” with certain Selling Agent financial advisors or sales representatives of affiliates of the Selling Agent (“Financial Advisors”) or other Selling Agent personnel and prospective investors;

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 11 of 22

(2)	Ongoing monthly calls with Financial Advisors or other Selling Agent personnel and prospective investors;

(3)	Conference calls with Financial Advisors, as well as, in certain circumstances, clients of such Financial Advisors who are existing investors in the Fund.

(ii)	Client Service and Investor Relations Support—As part of the Adviser staffing commitment to support the Selling Agent’ activities (and included in the commitment of firm resources described in more detail), the Adviser hereby undertakes that at least two (2) dedicated members of the Adviser’s client service and investor relations team will be very knowledgeable about and dedicated to the Selling Agent relationship and that such persons shall (i) be familiar with the Funds and the terms of this Agreement, (ii) be reasonably available to speak to and meet with Financial Advisors and clients regarding such products, and (iii) coordinate with the appropriate representatives of the Selling Agent to ensure that information provided to, and responses to questions presented by, Financial Advisors and clients are communicated in a timely, appropriate and consistent manner. Such members will provide global coverage and participation in:

(1)	Initial “launch calls” with Financial Advisors or other Selling Agent personnel and prospective investors;

(2)	Follow up on document requests and asset growth with Financial Advisors

(3)	An initial road show to touch approximately 42 offices across 18 cities, to begin on a date no later than the first Closing Date of any Fund, unless agreed to otherwise by the parties;

(4)	Ongoing monthly calls with Selling Agent’s due diligence team;

(5)	Quarterly client review calls to be hosted by Selling Agent;

(6)	Conference calls with top Financial Advisors with respect to larger Selling Agent clients on an as needed basis; all such calls including Selling Agent clients to include a Financial Advisor.

(iii)	Additional Support—In addition to Section 7(f)(i), the Adviser shall participate in on-site presentations sponsored by the Selling Agent. Furthermore, the Adviser shall also provide the following reporting:

(1)	Quarterly commentary by the 30th calendar day of the quarter following the applicable quarter;

(2)	Monthly account statements, sent directly from the Fund’s transfer agent or administrator and distributed directly to investors via e-mail or regular post approximately [30] days after the applicable month-end; and

(3)	Annual audited financial statements to be distributed directly to investors by the Fund’s transfer agent or administrator.

(g)	In the event any other selling agent receives better transparency regarding the Fund’s portfolio and holdings than that which is provided to the Selling Agent, the Selling Agent will be given similar transparency effective as of the later of the date of this Agreement or the date such transparency was given to such other selling agent.

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 12 of 22

Section 8.    Payment of Expenses and Fees

(a)	The Distributor, the Adviser or the Funds, as applicable, will pay (and the Selling Agent shall not be responsible for) any expenses incident to the performance of the obligations of the Distributor, the Adviser and the Funds hereunder including: (i) the printing or reproduction and delivery to the Selling Agent’s chosen vendor in quantities reasonably requested of copies of the Offering Materials and all amendments or supplements thereto and of any supplemental sales materials; (ii) the filing fees and the fees and disbursements incurred by the Distributor, the Adviser or the Fund relating to the Offering; (iii) all reasonable distribution or related costs incurred by the Selling Agent payable to the Selling Agent’s fulfillment vendor; and (iv) the Selling Agent shall submit an invoice to the Adviser detailing these expenses upon the initial and any subsequent Closing Time.

(b)	Other than as set forth above, each party hereto shall bear its own expenses relating hereto and to the offering of the Shares.

Section 9.    Compensation

In consideration for the services provided by the Selling Agent, the Selling Agent may impose and retain sale commissions in connection with the purchase of Shares in the Funds in accordance with Schedule 1 to this Agreement. The Selling Agent acknowledges that any such sale commissions are not imposed by the Fund. In addition, the Adviser may pay from its own resources directly to the Selling Agent such amounts as shall be mutually agreed upon by the Adviser and the Selling Agent.

Section 10.    Conditions to Closing

(a)	The obligations of the Selling Agent shall be subject to the accuracy of the representations and warranties on the part of the Adviser and each Fund contained herein as of the date hereof and as of each Closing Time, to the accuracy of the statements of executive officers of the Adviser and the Fundz made pursuant to the provisions hereof and to the following additional conditions:

(i)	The representations and warranties in Section 1 and Section 2 hereof, as applicable, are true and correct on and as of the Closing Time with the same effect as if made on the Closing Time and the Adviser and the Fundz, as applicable, have complied with all agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Time; and

(ii)	Since the date of the most recent information included in the Prospectus, there has not been a material adverse change in the Adviser or the Fundz that must be reflected in the Prospectus in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)	At each additional Closing Time, the Selling Agent shall have been furnished with such information from the Adviser and the Funds as the Selling Agent may deem to be reasonably necessary or appropriate.

(c)	If any of the conditions specified in this Section 10 shall not have been fulfilled when and as required by this Agreement to be fulfilled, this Agreement and all obligations hereunder may be cancelled by any party hereto by notifying the other parties hereto of such cancellation in writing or by facsimile at any time at or prior to the Closing Time, and any such cancellation or termination shall be without liability of any party to any other party except as otherwise provided in this Section 10.

Section 11.    Indemnification

(a)

The Distributor and the Adviser, jointly and severally, and each Fund individually and not jointly and severally, shall indemnify and hold harmless the Selling Agent and its affiliates within the meaning of the Securities Act or the Exchange Act (collectively, the “Selling Agent Indemnified Parties”) from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, to which the Indemnified Party may become subject or otherwise, insofar as such loss, claim, damage, liability or action relates to or arises out of (i) any untrue statement of a material fact contained in the Offering Materials, or the

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 13 of 22

omission to state therein a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading, or (ii) any material breach by the Distributor, the Adviser or the Funds of the representations, warranties or covenants contained in this Agreement, including the covenants contained in Section 7, and shall reimburse such Selling Agent Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Distributor, the Funds and the Adviser will not be liable in any such case to the extent that any such loss, claim, damage, liability or action relates to or arises out of (i) any untrue statement or omission contained in the Offering Materials relating to the Selling Agent or to any Affiliate of the Selling Agent that was supplied by the Selling Agent or such Affiliate or that was made in reliance upon and in conformity with information furnished to the Adviser, the Distributor or the Funds in writing by the Selling Agent or any Affiliate of the Selling Agent, in any such case expressly for use in the Offering Materials or (ii) the Selling Agent’s or a Selling Agent’s affiliates own bad faith, willful misconduct or gross negligence or their reckless disregard of duties under this Agreement. Any determination by a Fund to indemnify the Selling Agent or any Selling Agent’s affiliate for the foregoing liabilities shall be made in accordance with the requirements of Section 17 of the 1940 Act, as interpreted by the SEC.

(b)	Promptly after receipt by an Indemnified Party under this Section 11 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 11, notify such indemnifying party in writing of the claim or the commencement of that action provided that the failure to notify the indemnifying party will not relieve such indemnifying party from any liability which it may have to an Indemnified Party otherwise than under this Section 11 unless such failure materially affects such indemnifying party’s case. If any such claim or action is brought against any Indemnified Party, and it shall notify an indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified party, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party (which consent may not be unreasonably withheld or delayed). After notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the Indemnified Party under this Section 11 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation in connection with the defense. The Indemnified Party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized in writing by the indemnifying party, (ii) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Party) between the Indemnified Party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed).

(c)	The indemnity provided by this Section 11 shall not relieve the Distributor, the Adviser, the Fund or the Selling Agent from any liability any such party may otherwise have.

(d)	The provisions of this Section 11 shall survive termination of this Agreement.

Section 12.    Representations, Warranties and Agreements to Survive Delivery

All representations, warranties and agreements contained in this Agreement or contained in certificates of any party hereto submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by, or on behalf of, the Selling Agent, the Fund, the Adviser, the Distributor or any person who controls any of the foregoing, and shall survive each Closing Time in the form restated and reaffirmed as of each such Closing Time.

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 14 of 22

Section 13.    Termination and Suspension of Sales

(a)	The Distributor shall have the right to terminate this Agreement at any time by giving written notice of such termination to the Selling Agent. The Selling Agent shall have the right to terminate this Agreement at any time by giving written notice of termination to the Distributor.

(b)	Any termination of this Agreement shall in no respect modify or qualify the Selling Agent’s right to receive compensation in respect of Shares previously sold through the Selling Agent or for which firm orders have been received by the Selling Agent and communicated in writing to the Fund or its agent.

(c)	The Distributor reserves the right in its discretion, without notice, to suspend sales or withdraw the offering of Shares entirely or to certain persons or entities in a class or classes specified by the Distributor, provided that upon any such suspension or withdrawal the Distributor shall immediately advise the Selling Agent of such suspension or withdrawal.

Section 14.    Notices

All communications hereunder shall be in writing and sent by (i) fax or (ii) registered mail to the address set forth below or to such other address as such party shall have specified in writing to the other parties hereto. Notices shall be effective when actually received.

If to the Selling Agent:

Name

Address

Address

Address

Attention:

Fax:

If to the Distributor, Adviser or a Fund, a copy shall be provided to each of the Distributor, Adviser and Fund at the following addresses:

Distributor:

Grosvenor Securities LLC

900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

Attention: Legal Department

Fax: (312) 506-6888

Adviser:

Grosvenor Capital Management, L.P.

900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

Attention: Legal Department

Fax: (312) 506-6888

Fund:

[NAME OF FUND]

c/o Grosvenor Capital Management, L.P.

900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

Attention: Legal Department

Fax: (312) 506-6888

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 15 of 22

Section 15.    Parties

This Agreement shall inure to the benefit of and be binding upon the Selling Agent, the Funds, the Adviser, the Distributor and such parties’ respective successors to the extent provided herein. This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the parties hereto and their respective successors, assigns and controlling persons and parties indemnified hereunder, and for the benefit of no other person, firm or corporation. No purchaser or prospective purchaser of Shares shall be considered to be a successor or assign, or a third party beneficiary of this Agreement solely on the basis of such purchase.

Section 16.    Status of Parties

In selling the Shares of each Fund, the Selling Agent is acting solely as independent agent for the Distributor and not as principal. Nothing in this Agreement shall be construed to imply that the Selling Agent is a partner, shareholder, manager, managing member or member of: (1) the Distributor; (2) the Funds; (3) the Adviser; or (4) any of their respective affiliates. The Selling Agent acknowledges that, absent express written consent by the parties, the Selling Agent does not have the right, power or authority to enter into any contract or to create any obligation on behalf of the Distributor, Funds, the Adviser, or any of their respective affiliates or to otherwise bind such entities or any of their respective affiliates in any way. Furthermore, nothing in this Agreement shall be construed to limit or waive the right of the Funds to: (a) require an Investor to withdraw from a Fund or to compel the repurchase of some or all of an Investor’s investment or Shares pursuant to the terms of the governing documents of a Fund; or (b) change the terms of the offering of Shares pursuant to the terms of the governing documents of a Fund.

Section 17.    Governing Law

This Agreement and the rights and obligations of the parties created hereby shall be governed by the laws of the State of New York, without regard to principles of conflicts of law provisions thereof, and with the provisions of the 1940 Act. In the event of any conflict between the provisions of the laws of New York and those of the 1940 Act, the 1940 Act provisions shall control.

Section 18.    Severability

In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable. Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other, so as to achieve the intent expressed herein to the greatest extent possible with respect to such provision and in the jurisdiction in question.

Section 19.    Indirect Action

All parties agree that it is of the essence of their mutual agreement as embodied herein that none of them shall attempt to do indirectly what they could not do directly hereunder, through the use of affiliates, reciprocal business dealings or any other means.

Section 20.    Requirements of Law

Whenever in this Agreement it is stated that a party will take or refrain from taking a particular action, such party may nevertheless refrain from taking or take such action if advised by counsel that doing so is required by law or advisable to ensure compliance with law, and shall not be subject to any liability hereunder for doing so, although such action shall permit termination of this Agreement by the other parties hereto.

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 16 of 22

Section 21.    Non-Disparagement

No party to this Agreement shall publicly disparage any other party to this Agreement or their affiliates or any of their owners, officers, employees or representatives regarding this Agreement or the matters contemplated hereby.

Section 22.    Use of Selling Agent Name

None of the Distributor, the Adviser or the Fund may disseminate any written reference relating to Selling Agent or any of its affiliates relating in any respect to the transactions contemplated hereby without the prior written consent of the Selling Agent, unless such dissemination is to a governmental entity or self-regulatory organization.

Section 23.    Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, (except as may be separately agreed to in writing by the Adviser and the Selling Agents and its affiliates), shall be binding as among the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

Section 24.    Amendment; Waiver

This Agreement shall not be amended except by a writing signed by the Selling Agent, the Distributor, the Adviser and each of the Funds to which such amendment applies; provided however that additional investment funds for which the Distributor serves as the primary distributor (or serves in a similar capacity) may be added as “Funds” to this Agreement upon agreement between the Distributor and the Selling Agent. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

Section 25.    Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 26.    Confidentiality

The Distributor, the Adviser and the Selling Agent, including their affiliates and their respective officers, directors, employees and agents (each, a “Recipient”) shall not disclose or use any records or information obtained from the other party (the “Discloser”) pursuant to this Agreement to any persons or entities unaffiliated with such party except: (i) as may be necessary or appropriate in the course of the performance of their respective obligations under this Agreement; (ii) to the Boards of Directors of a Fund, which shall have full access to all such records and information; (iii) as required by the 1940 Act and the Investment Advisers Act of 1940 and the Securities Exchange Act of 1934; (iv) as may be expressly requested or required by a regulatory or administrative body which has jurisdiction over the operations of such party or its and/or their respective affiliates or agents, provided that prior to disclosure to such regulatory or administrative body, Recipient will notify Discloser, if practicable, of such proposed disclosure and afford Discloser an opportunity to obtain a protective order for such records or information or an injunction preventing such disclosure. In addition, the foregoing undertaking of confidentiality shall not apply to any such records or information: (x) made public by a third party, the actions of which are not promoted by or attributable to actions taken by the Selling Agent, the Distributor, the Adviser, the Funds, any of their respective affiliates or any of their respective officers, directors, employees or agents; (y) legally obtained or obtainable by any of the foregoing from sources other than the other parties or their respective affiliates or any of their respective officers, directors, employees or agents; or (z) to the extent provided to a Fund’s investors in reports of the Fund or at annual meetings of the Fund or to prospective investors in brochures, Offering Materials or presentations (provided that such disclosure is not permitted without the Distributor’s or the Adviser’s prior

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 17 of 22

written approval, such approval not to be unreasonably withheld or delayed, except with respect to Permitted Information and information required by applicable law to be so provided). For the avoidance of doubt and subject to clause (iv) of this paragraph, the Distributor, the Adviser and the Funds will maintain the confidentiality of, and will not disclose or use for any purpose, the identities and other information regarding the Fund’s investors. “Permitted Information” means the information provided by the Distributor, the Adviser or the Funds to the Selling Agent and permitted to be disclosed to current and prospective investors in the Funds pursuant to this Agreement.

[The remainder of this page is intentionally left blank]

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 18 of 22

If the foregoing is in accordance with each party’s understanding of their agreement, each party is requested to sign and return to the Distributor a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement among them in accordance with its terms effective as of the date first above written.

GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 1), LLC

By:
Name:
Title:

GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 2), LLC

By:
Name:
Title:

GROSVENOR REGISTERED MULTI-STRATEGY FUND (W), LLC

By:
Name:
Title:

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

GROSVENOR SECURITIES LLC

By:
Name:
Title:

[NAME OF SELLING AGENT]

By:
Name:
Title:

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement	Page 19 of 22

Schedule 1

Name of Fund	Application Deadline	Management/Advisory/ Distribution Fee Rate (per annum)	Selling Agent Fee to Selling Agent (per annum)	Member Servicing Fee to Selling Agent (per annum)
[Name of Fund]	[—] Business Days	[—]	[—]	[—]

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement – Schedule 1	Page 20 of 22

Schedule 2

FORM OF CUSTOMER MEMBER INVESTOR PURCHASE APPLICATION

SIGNATURE PAGE

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement – Schedule 2	Page 21 of 22

Schedule 3

LIST OF AUTHORIZED BUSINESS AGENTS1

[1]	Selling Agent to provide.

Grosvenor Continuously Offered Closed-End Registered Funds Dealer Agreement – Schedule 3	Page 22 of 22